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                                                                    EXHIBIT 12.1



Ratio of Earnings to Fixed Charges

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

                                                                       YEAR ENDED                                 QUARTER ENDED
                                               -----------------------------------------------------------   ----------------------
                                                DEC. 29,   DEC. 28,    DEC. 27,      DEC. 26,     DEC. 31,    APRIL 2,     MARCH 31,
                                                  2000       2001        2002          2003         2004        2004         2005
                                               ---------   --------    --------      --------     --------   ---------     ---------
Earnings (loss) before income taxes            $(7,830)    $(5,702)    $ (70,187)    $(59,475)    $ 6,181    $ (23,650)    $(8,694)
Less minority ownership (earnings)
  expense                                        1,062       1,550         1,412          886       1,209         (825)       (614)
Less (earnings) loss from equity
  investments                                      235       2,541          (370)      (4,714)     (2,385)         876         493
Plus dividends received from equity
  investments                                        0           0           150            0         810            0           0
Total fixed charges                             83,828      86,505        75,922       51,979      46,634       12,655      11,613
                                               -------     -------      --------     --------     -------     --------     -------
                                               $77,295     $84,894      $  6,927     $(11,324)    $52,449     $(10,944)    $ 2,798
Fixed charges
Long term rent                                 $39,438     $47,192      $ 43,234     $ 31,712     $23,065     $  7,707     $ 4,737

Factored at one-third                          $13,015     $15,573      $ 14,267     $ 10,465     $ 7,611     $  2,543     $ 1,563
Interest expense - gross                        70,813      70,932        61,655       41,514      39,023       10,112      10,050
                                               -------     -------      --------     --------     -------     --------     -------
Total fixed charges                            $83,828     $86,505      $ 75,922     $ 51,979     $46,634     $ 12,655     $11,613

Ratio of earnings to fixed charges                 0.9         1.0           0.1         (0.2)        1.1         (0.9)        0.2

Deficiency in fixed charge coverage ratio      $(6,533)    $(1,611)     $(68,995)    $(63,303)          -     $(23,599)    $(8,815)
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